EXHIBIT 99.3

                          AGREEMENT AND PLAN OF MERGER

                                   dated as of

                                February 15, 1999

                                      among

                               ASA HOLDINGS, INC.,

                              DELTA AIR LINES, INC.

                                       and

                                 DELTA SUB, INC.





                                TABLE OF CONTENTS

                             ----------------------

                                                                          Page

                                    ARTICLE 1
                                    The Offer

Section 1.01.  The Offer.....................................................1
Section 1.02.  Company Action................................................2
Section 1.03.  Directors.....................................................3

                                    ARTICLE 2
                                   The Merger

Section 2.01.  The Merger....................................................4
Section 2.02.  Conversion of Shares..........................................5
Section 2.03.  Surrender and Payment.........................................5
Section 2.04.  Dissenting Shares.............................................6
Section 2.05.  Stock Options.................................................7

                                    ARTICLE 3
                              The Surviving Company

Section 3.01.  Articles of Incorporation.....................................8
Section 3.02.  Bylaws........................................................8
Section 3.03.  Directors and Officers........................................8

                                    ARTICLE 4
                  Representations and Warranties of the Company

Section 4.01.  Corporate Existence and Power.................................8
Section 4.02.  Corporate Authorization.......................................9
Section 4.03.  Governmental Authorization....................................9
Section 4.04.  Non-Contravention............................................10
Section 4.05.  Capitalization...............................................10
Section 4.06.  Subsidiaries.................................................11
Section 4.07.  SEC Filings..................................................12
Section 4.08.  Permits; Compliance..........................................13
Section 4.09.  Financial Statements.........................................13
Section 4.10.  Disclosure Documents.........................................13
Section 4.11.  Absence of Certain Changes...................................14
Section 4.12.  No Undisclosed Material Liabilities..........................16
Section 4.13.  Litigation...................................................16
Section 4.14.  Taxes........................................................17
Section 4.15.  ERISA........................................................17
Section 4.16.  Compliance with Laws.........................................18
Section 4.17.  Finders' Fees................................................19
Section 4.18.  Environmental Matters........................................19
Section 4.19.  Assets.......................................................20
Section 4.20.  Labor Matters................................................21
Section 4.21.  Material Contracts...........................................21
Section 4.22.  Insurance....................................................22
Section 4.23.  Year 2000 Compliance.........................................23
Section 4.24.  Anti-takeover Statutes.......................................23
Section 4.25.  No Other Representations or Warranties.......................23

                                    ARTICLE 5
                     Representations and Warranties of Buyer

Section 5.01.  Corporate Existence and Power................................23
Section 5.02.  Corporate Authorization......................................23
Section 5.03.  Governmental Authorization...................................24
Section 5.04.  Non-contravention............................................24
Section 5.05.  Disclosure Documents.........................................24
Section 5.06.  Finders' Fees................................................25

                                    ARTICLE 6
                            Covenants of the Company

Section 6.01.  Conduct of the Company.......................................25
Section 6.02.  Shareholder Meeting; Proxy Material..........................29
Section 6.03.  Access to Information........................................29
Section 6.04.  Other Offers.................................................30
Section 6.05.  Notices of Certain Events....................................33

                                    ARTICLE 7
                               Covenants of Buyer

Section 7.01.  Obligations of Merger Subsidiary.............................33
Section 7.02.  Voting of Shares.............................................33
Section 7.03.  Director and Officer Liability...............................33
Section 7.04.  Employee Benefits............................................34
Section 7.05.  Notices of Certain Events....................................34

                                    ARTICLE 8
                       Covenants of Buyer and the Company

Section 8.01.  Reasonable Best Efforts......................................35
Section 8.02.  Certain Filings..............................................35
Section 8.03.  Public Announcements.........................................35
Section 8.04.  Further Assurances...........................................35
Section 8.05.  Merger Without Meeting of Shareholders.......................35

                                    ARTICLE 9
                            Conditions to the Merger

Section 9.01.  Conditions to the Obligations of Each Party..................36

                                   ARTICLE 10
                                   Termination

Section 10.01.  Termination.................................................36
Section 10.02.  Effect of Termination.......................................38

                                   ARTICLE 11
                                  Miscellaneous

Section 11.01.  Notices.....................................................38
Section 11.02.  Survival of Representations and Warranties..................39
Section 11.03.  Amendments; No Waivers......................................39
Section 11.04.  Fees and Expenses...........................................40
Section 11.05.  Successors and Assigns......................................40
Section 11.06.  Governing Law...............................................40
Section 11.07.  Jurisdiction................................................41
Section 11.08.  Counterparts; Effectiveness.................................41
Section 11.09.  Entire Agreement; Third Party Beneficiaries.................41
Section 11.10.  Definitions.................................................41

Annex I - Conditions to the Offer



                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER dated as of February 15, 1999 among ASA Holdings, Inc., a Georgia corporation (the "Company"), Delta Air Lines Inc., a Delaware corporation ("Buyer"), and Delta Sub, Inc., a Georgia corporation and an indirect, wholly-owned subsidiary of Buyer ("Merger Subsidiary").

         WHEREAS, of the shares of common stock, $0.10 par value per share, of the Company ("Shares") outstanding as of the date hereof, Buyer and its affiliates own an aggregate of 7,995,000 Shares;

         WHEREAS, Buyer and Merger Subsidiary wish to consummate the transactions contemplated by this Agreement pursuant to which, subject to the terms and conditions set forth in this Agreement, the Merger Subsidiary will merge with and into the Company and the Company will become an indirect, wholly-owned subsidiary of Buyer;

         WHEREAS, the Board of Directors of the Company (the "Company's Board") has unanimously approved this Agreement and the transactions contemplated hereby and has unanimously determined that each of the Offer and the Merger (each as defined herein) are fair to, and in the best interests of, the holders of Shares and recommended the acceptance of the Offer and approval and adoption of this Agreement by the shareholders of the Company; and

         WHEREAS, the Board of Directors of Buyer (on its own behalf and as the beneficial owner of all of the capital stock of Merger Subsidiary) has unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger;

         NOW, THEREFORE, the parties hereto agree as follows:



                                    ARTICLE 1
                                    The Offer

         Section 1.01. The Offer. (a) Provided that nothing shall have occurred that would result in a failure to satisfy any of the conditions set forth in Annex I hereto, Merger Subsidiary shall, as promptly as practicable after the date hereof, but in no event later than five business days following the public announcement of the terms of this Agreement, commence an offer (the "Offer") to purchase all of the outstanding Shares of the Company at a price of $34.00 per Share, net to the seller in cash.

         The Offer shall be subject to the condition that there shall have been tendered a number of Shares which, together with the Shares then owned by Buyer and its affiliates, represents at least a majority of the Shares outstanding on a fully diluted basis (the "Minimum Condition") and to the other conditions set forth in Annex I hereto. Merger Subsidiary expressly reserves the right to waive any of the other conditions to the Offer (other than the Minimum Condition) and to make any change in the terms or conditions of the Offer; provided that no change may be made which changes the form of consideration to be paid or decreases the price per Share or the number of Shares sought in the Offer, which imposes conditions to the Offer in addition to those set forth in Annex I, amends the terms and conditions of the Offer in a manner adverse to the Company or, except as provided in the next two sentences, extends the Offer. Notwithstanding the foregoing, Merger Subsidiary may, without the consent of the Company (i) extend the Offer beyond the scheduled expiration date, which shall be 20 business days following the date of commencement of the Offer, if, at the scheduled expiration date, which shall be 20 business days following the date of commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Merger Subsidiary's obligation to accept for payment and to pay for the Shares shall not be satisfied or waived, or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer. So long as this Agreement is in effect and the condition of the Offer set forth in clause (y) of the first paragraph of Annex I has not been satisfied or waived, Merger Subsidiary shall extend the Offer from time to time for a period or successive periods not to exceed 10 business days each after the previously scheduled expiration date of the Offer.

         (b) As soon as practicable on the date of commencement of the Offer, Merger Subsidiary shall file with the Securities and Exchange Commission (the "SEC") a Rule 13E-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") and a Tender Offer Statement on schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer. The Schedule 13E-3, the Schedule 14D-1 and the related offer to purchase and letter of transmittal, together with any supplements or amendments thereto, are collectively referred to herein as the "Offer Documents". Buyer and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect. Merger Subsidiary agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on the Schedule 14D-1 and Schedule 13E-3 prior to their being filed with the SEC.

         Section 1.02. Company Action. (a) The Company hereby consents to the Offer and represents that the Company's Board, at a meeting duly called and held, has

                   (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 2.01), are fair to and in the best interest of the Company's shareholders,

                  (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and

                  (iii) unanimously resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by its shareholders.

         The Company further represents that Morgan Stanley & Co. Incorporated has delivered to the Company's Board its written opinion that the consideration to be paid in the Offer and the Merger is fair to the holders of Shares from a financial point of view (other than Buyer and its affiliates). The Company has been advised that all of its directors intend to tender their Shares (if any) pursuant to the Offer and to vote in favor of the Merger.

         The Company will promptly furnish Buyer with a list of its shareholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and will provide to Buyer such additional information (including, without limitation, updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Buyer may reasonably request in connection with the Offer. Buyer will return such materials promptly if the Offer is not consummated.

         (b) As soon as practicable on the day that the Offer is commenced, the Company will file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9") and the Schedule 13E-3, which shall reflect the recommendations of the Company's Board referred to above. The Company and Buyer each agree promptly to correct any information provided by it for use in the Schedule 14D-9 and the Schedule 13E-3 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 or the Schedule 13E-3, as applicable, as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Buyer and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 and Schedule 13E-3 prior to its being filed with the SEC.

         Section 1.03. Directors. (a) Effective upon the acceptance for payment pursuant to the Offer of any Shares, Buyer shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board that equals the product of

                  (i) the total number of directors on the Company's Board (giving effect to the election of any additional directors pursuant to this Section)

         multiplied by

                  (ii) the percentage that the number of Shares beneficially owned by Buyer (including Shares accepted for payment) bears to the total number of Shares outstanding;

and the Company shall take all action necessary to cause Buyer's designees to be elected or appointed to the Company's Board, including, without limitation, increasing the number of directors and seeking and accepting resignations of incumbent directors. At such times, the Company will use its best efforts to cause individuals designated by Buyer to constitute the same percentage as such individuals represent on the Company's Board of (A) each committee of the Board and (B) each board of directors (and committee thereof) of each Subsidiary. Notwithstanding the foregoing, until the Effective Time (as defined below), the Company shall use its reasonable best efforts to cause at least two persons who are not employees of the Company or affiliated with Buyer to be members of the Company's Board (the "Independent Directors") (and such efforts shall include but not be limited to offering directors on the Company's Board on the date hereof the opportunity to remain on the Company's Board). For the purposes of this Agreement, "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person.

         (b) The Company's obligations to appoint designees to the Company's Board shall be subject to Section 14(f) of the Exchange Act (as defined in Section 4.03) and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under this Section. Buyer will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.


                                    ARTICLE 2
                                   The Merger

         Section 2.01. The Merger. (a) At the Effective Time (as defined below), Merger Subsidiary shall be merged (the "Merger") with and into the Company pursuant to all applicable requirements of the Business Corporation Code of the State of Georgia ("Georgia Law"), whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving entity (the "Surviving Company").

         (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file articles of merger ("Articles of Merger") with the Secretary of State of the State of Georgia and make all other filings or recordings required by Georgia Law in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Georgia (the "Effective Time").

         (c) From and after the Effective Time, the Surviving Company shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under Section 14-2-1106 of Georgia Law.

         Section 2.02.  Conversion of Shares.  At the Effective Time:

         (a) each Share held by the Company as treasury stock or owned by Buyer or any subsidiary of Buyer immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

         (b) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in paragraph (a) hereof or as provided in
Section 2.04 with respect to Shares as to which appraisal rights have been exercised, be converted into the right to receive $34.00 in cash, without interest (the "Merger Consideration"); and

         (c) each share of common stock of the Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock in the Surviving Company with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding equity of the Surviving Company.

         Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Buyer shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. Buyer will make available to the Exchange Agent, in such amounts as may be needed from time to time, the Merger Consideration to be paid in respect of the Shares. Promptly after the Effective Time, Buyer will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

         (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. From and after the Effective Time, all Shares which have been so converted shall no longer be outstanding and shall automatically be canceled and retired, and each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration.

         (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

         (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Company, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 2.

         (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Buyer, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Buyer for payment of the Merger Consideration in respect of Shares. Notwithstanding the foregoing, Buyer shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

         (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Buyer, upon demand.

         Section 2.04. Dissenting Shares. (a) Notwithstanding Section 2.02, Shares outstanding immediately prior to the Effective Time and that are held by any shareholder who has delivered to the Company, prior to the Company Shareholders Meeting (as defined below), a written notice in accordance with Article 13 of the Georgia Law of such shareholder's intent to demand payment for such shareholder's Shares if the Merger is effected and who shall not have voted such Shares in favor of the approval and adoption of this Agreement (collectively, the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration. Holders of such Dissenting Shares shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of
Article 13 of the Georgia Law; provided, however, that if such shareholder waives such shareholder's right to demand payment under Article 13 of the Georgia Law or a court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by said Article 13, then the right of such holder of Dissenting Shares to be paid the fair value of such shareholder's Dissenting Shares shall cease and such Dissenting Shares shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon.

         (b) The Company shall give Buyer and Merger Subsidiary (i) prompt notice of any notices or other instruments received by the Company pursuant to
Article 13 of the Georgia Law and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment for Dissenting Shares. The Company shall not, except with the prior written consent of Buyer and Merger Subsidiary, voluntarily offer to make or make any payment with respect to any demands for payment for Dissenting Shares or settle or offer to settle any such demands.

         (c) Dissenting Shares, if any, shall be canceled after payments of fair value in respect thereto have been made to dissenting shareholders of the Company pursuant to the Georgia Law.

         Section 2.05. Stock Options. (a) At the Effective Time, each option to purchase Shares under each of (x) the ASA Holdings, Inc. 1997 Nonqualified Stock Option Plan and (y) the ASA Holdings, Inc. 1998 Nonqualified Stock Option Plan for Non-Employee Directors (the "Company Stock Option Plans") that is vested and exercisable (including any option that becomes vested and exercisable by its terms as a result of the transactions contemplated hereby) shall be canceled, and Buyer shall pay each such holder in cash at the Effective Time for each such option an amount determined by multiplying (A) the excess, if any, of the Merger Consideration over the applicable exercise price per Share of such option by (B) the number of Shares to which such option relates.

         (b) Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company Stock Option Plans) that are necessary to give effect to the transactions contemplated by Sections 2.05(a).

                                    ARTICLE 3
                              The Surviving Company

         Section 3.01. Articles of Incorporation. (a) The Articles of Incorporation of the Surviving Company shall be amended pursuant to the Certificate of Merger to read in its entirety as set forth in the Certificate of Incorporation of Merger Subsidiary, except that the name of the Surviving Company shall be "ASA Holdings, Inc."

         (b) The Surviving Company shall initially be authorized to issue up to 1,000 shares of its common stock, par value $.01 per share.

         Section 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Company until amended in accordance with applicable law.

         Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Company and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Company.


                                    ARTICLE 4
                  Representations and Warranties of the Company

         The Company represents and warrants to Buyer that, except as set forth in a correspondingly numbered schedule in the Disclosure Schedule to this Agreement delivered to Buyer on the date hereof:

         Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Georgia and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted other than those that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. The Company has heretofore delivered or made available to Buyer true and complete copies of the Company's Articles of Incorporation and bylaws as currently in effect.

         For purposes of this Agreement, "Material Adverse Effect" means a material adverse effect on the financial condition, business, operations, assets, liabilities, results of operations or prospects of the Company and the Subsidiaries taken as a whole, except that an effect resulting primarily from either of the following shall not be considered when determining if a Material Adverse Effect has occurred:

                  (x) any change in (i) economic, business, or financial market conditions generally, (ii) the air transportation industry or market specifically, (iii) the economic, business or financial market conditions with respect to the Southeastern United States or (iv) any change affecting the commuter or regional air transportation industry or market generally; provided that nothing in clauses (i) through (iv) shall include any change which disproportionately affects the Company, including any change that is disproportionate as a result of the type of aircraft operated by the Company; or

                  (y) any action or inaction on the part of Buyer or any affiliate thereof, including in connection with the currently existing commercial arrangements between such persons and the Company.

         Section 4.02. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except as set forth in the following sentence, have been duly authorized by all necessary corporate action. The affirmative vote of the holders of a majority of the outstanding Shares, if necessary, is the only vote of the holders of the Company's capital stock necessary to approve the transactions contemplated by this Agreement. This Agreement constitutes a valid and binding agreement of the Company.

         Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no action by or in respect of, or filing with, or procurement of any material permit, authorization, consent or approval of, any governmental or regulatory body, agency, official or authority other than

               (i) the filing of a Certificate of Merger in accordance with Georgia Law;

              (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); and

             (iii) compliance with any applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the "Exchange Act").


         Section 4.04. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not

                  (a) contravene or conflict with the Articles of Incorporation or bylaws of the Company or any Subsidiary;

                  (b) assuming compliance with the matters referred to in
         Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary or any of their respective properties or assets;

                  (c) result in a violation or a breach of, or (with or without due notice or a lapse of time or both) constitute a default or require any consent under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or any of their respective properties or assets or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any note, bond, mortgage, indenture, lease, agreement, contract, obligation or other instrument to which the Company or any Subsidiary is bound, or by which any of their respective properties or assets are bound, or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary;

                  (d) assuming compliance with the matters referred to in
         Section 4.03, require any consent or other action by any person under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any Collective Bargaining Agreement binding upon the Company or any of its Subsidiaries; or

                  (e) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary except, in the case of clauses (c) and (e), for such matters as would not, individually or in the aggregate, have a Material Adverse Effect or materially impair or delay the ability of the Company to consummate the transactions contemplated by this Agreement.

         For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

         Section 4.05. Capitalization. The authorized capital stock of the Company consists of 150,000,000 Shares. As of February 13, 1999, there were outstanding 28,523,177 Shares, and stock options to purchase an aggregate of 1,353,200 Shares (of which options to purchase an aggregate of 676,700 Shares were vested). All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All Shares issuable upon exercise of outstanding stock options have been duly authorized and, upon issuance following payment of the exercise price therefor, will have been validly issued and will be fully paid and nonassessable. Except as set forth in this Section and except for changes since February 13, 1999 resulting from the exercise of stock options outstanding on such date, there are outstanding

                  (a) no shares of capital stock or other voting securities of the Company,

                  (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and

                  (c) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company

(the items in clauses (a), (b) and (c) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

         Section 4.06. Subsidiaries. (a) Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted other than those that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. All Subsidiaries and their respective jurisdictions of organization are identified in the Company's annual report on Form 10-K for the fiscal year ended December 31, 1997 (the "Company 1997 10-K").

         For purposes of this Agreement, "Subsidiary" means any corporation or other entity of which the Company owns, directly or indirectly, stock, securities or other ownership interests having ordinary voting power sufficient to elect a majority of the board of directors or other persons performing similar functions.

         (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such stock or other securities or ownership interests). There are no outstanding

                  (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary or

                  (ii) options or other rights to acquire from the Company or any Subsidiary, or other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary

(the items in clauses (i) and (ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

         Section 4.07. SEC Filings. (a) The Company has delivered or made available to Buyer

                  (i) the Company's annual reports on Form 10-K for its fiscal years ended December 31, 1997, 1996, and 1995 (each, a "Company 10-K");

                  (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 (each, a "Company 10-Q");

                  (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of the Company held since December 31, 1997; and

                  (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1997.

        (b) As of its filing date, each such report or statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act of 1933 as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.


        Section 4.08. Permits; Compliance. (a) Except as would not individually or in the aggregate, (x) have a Material Adverse Effect or (y) prevent or materially delay the performance of this Agreement by the Company, the Company and each of its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, takeoff and landing authorizations (including "slots" at United States airports), clearances and orders of any governmental entity necessary for the Company or such Subsidiary to operate scheduled domestic air transportation, to own, lease and operate its properties and to carry on its respective businesses substantially in the manner described in the Company 10-Ks and as it is now being conducted (the "Company Permits").

        (b) All of the Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would neither, individually or in the aggregate, (a) have a Material Adverse Effect nor (b) prevent or materially delay the performance of this Agreement by the Company. As of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would neither, individually or in the aggregate, (x) have a Material Adverse Effect nor (y) prevent or materially delay the performance of this Agreement by the Company.

        (c) Neither the Company nor any of its Subsidiaries is in default or violation of, (i) any law applicable to the Company or any of its Subsidiaries or by which any property, asset or operation of the Company or any of its Subsidiaries is bound or affected or (ii) any Company Permits, except for any such defaults or violations that would neither, individually or in the aggregate, (x) have a Material Adverse Effect nor (y) prevent or materially delay the performance of this Agreement by the Company.

        Section 4.09. Financial Statements. (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company 10-Ks and in each of the Company 10-Qs fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

        For purposes of this Agreement, "Balance Sheet" means the consolidated balance sheet of the Company as of December 31, 1997 set forth in the Company 1997 10-K and "Balance Sheet Date" means December 31, 1997.

        Section 4.10. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including, without limitation, the Schedule 13E-3, the Schedule 14D-9, the proxy or information statement of the Company (the "Company Proxy Statement"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

         (b) At the time the Company Proxy Statement, if one is required, or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement, at the time of any distribution thereof and at the time of consummation of the Offer, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Subsection 4.10(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Buyer specifically for use therein.

         (c) The information with respect to the Company or any Subsidiary that the Company furnishes to Buyer in writing specifically for use in the Offer Documents will not, at the time of the filing thereof, at the time of any distribution thereof and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         Section 4.11. Absence of Certain Changes. Since the Balance Sheet Date, the Company and Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

         (a) any event, occurrence or development or state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary, other than regular, quarterly cash dividends on the Shares not in excess of $0.115 per Share per quarter and having customary record and payment dates;

         (c) any amendment of any material term of any outstanding security of the Company or any Subsidiary;

         (d) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money, or any foreign currency, hedging, financial derivative or similar transactions, other than in the ordinary course of business and in amounts and on terms consistent with past practices;

         (e) any creation or assumption by the Company or any Subsidiary of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

         (f) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices or any amendment of the terms of any loan to executive officers or directors;

         (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

         (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, material to the Company and the Subsidiaries taken as a whole (including any right relating to any gates at Hartsfield Atlanta International Airport), other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

         (i) any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles or in Regulation S-X promulgated under the Exchange Act;

         (j) any tax election, other than those consistent with past practice, not required by law or any settlement or compromise of any tax liability in either case that is material to the Company and the Subsidiaries;

         (k) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary or
(iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary, other than any such increases payable to employees other than directors or officers in the ordinary course of business consistent with past practice;

         (l) any labor dispute that has not been resolved as of the date of this Agreement, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, which employees were not subject to a Collective Bargaining Agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, labor actions, work stoppages or threats thereof by or with respect to such employees; or

         (m) any cancellation of any licenses, sublicenses, franchises, permits, takeoff or landing authorization, "slots" or agreements to which the Company or any Subsidiary is a party, or any notification to the Company or any Subsidiary that any party to any such arrangements intends to cancel or not renew such arrangements beyond their expiration date as in effect on the date hereof, which cancellation or notification, individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect.

         Section 4.12. No Undisclosed Material Liabilities. There are no material liabilities or obligations of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or obligation, other than:

          (a) liabilities or obligations disclosed or provided for in the Balance Sheet;

          (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date;

          (c)   liabilities or obligations under this Agreement; and

          (d)   liabilities or obligations which are not material.

         Section 4.13. Litigation. Except as set forth in the Company 10-K, there is no action, suit, investigation or proceeding pending, or to the knowledge of the Company, threatened (and, to the knowledge of the Company, there are no circumstances which are imminently likely to give rise to any such proceedings) against or affecting the Company or any Subsidiary or any of their respective properties or any of their respective officers or directors in their capacity as officers or directors of the Company (or any basis therefor) before any court or arbitrator or before or by any governmental body, agency or official (x) as of the date hereof, and (y) which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

         Section 4.14. Taxes. The Company has filed all material tax returns, statements, reports and forms required to be filed with any tax authority when due and in accordance with all applicable laws, and all taxes shown as due and payable thereon have been timely paid, or withheld and remitted, to the appropriate taxing authority. No deficiency in payment of any taxes for any period has been asserted by any taxing authority which remains unsettled at the date hereof except for deficiencies which would not have a Material Adverse Effect. The Company and Subsidiaries do not own any interest in real property in the State of New York or in any other jurisdiction in which a tax is imposed on the transfer of a controlling interest in an entity that owns any interest in real property.

         Section 4.15. ERISA. (a) Schedule 4.15(a) contains a correct and complete list identifying each "employee benefit plan", as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation (whether or not such plan or arrangement is qualified under Section 401(a) of the Code), vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any of its employees or any ERISA Affiliate and covers any employee or former employee of the Company or any Subsidiary, or with respect to which the Company or any Subsidiary has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Buyer together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the "Employee Plans".

         For purposes of this Section, "ERISA Affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code.

         (b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof presently nor has in the past sponsored, maintained or contributed to, or agreed to sponsor, maintain or contribute to, any Employee Plan subject to Title IV.

         (c) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code or designated to qualify as tax exempt under Section 501(c)(9) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has furnished to the Buyer copies of the most recent Internal Revenue Service determination or tax exemption letters with respect to each such Plan.
Each Employee Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan. No events have occurred with respect to any Employee Plan that could result in payment or assessment of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

         (d) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or director of the Company or any Subsidiary to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(m) or 280G of the Code.

         (e) Neither the Company nor any Subsidiary has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

         (f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its affiliates relating to, or change in employee participation or coverage under, any Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1998.

         (g) All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending prior to the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company's financial statements.

         (h) Except as could not reasonably be expected to have a Material Adverse Effect, there is no action, suit, investigation, audit or proceeding pending against or involving, or to the knowledge of the Company threatened against or involving, any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.

         Section 4.16. Compliance with Laws. Neither the Company nor any Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations, except for any such violation that, individually or in the aggregate, has not had since the Balance Sheet Date and could not reasonably be expected to have a Material Adverse Effect.

         Section 4.17. Finders' Fees. Except for Morgan Stanley & Co. Incorporated, the material terms of whose engagement agreement have been disclosed to Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of the Company or any Subsidiary who might be entitled to any fee or commission from Buyer or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

         Section 4.18. Environmental Matters. (a) Except as would not have a Material Adverse Effect:

                 (i) no written notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company or any Subsidiary, is threatened by any governmental entity or other Person against the Company or any Subsidiary and relating to any Environmental Law;

                (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and have obtained and are in compliance with all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities required by Environmental Laws and affecting the business of the Company or any of its Subsidiaries;

               (iii) there are no liabilities of or relating to the Company or any Subsidiary, of any kind whatsoever, whether contingent or fixed, actual or potential, known or unknown, arising under or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances that would reasonably be expected to result in or be the basis for any such liability; and

                (iv) there has been no environmental investigation, study, or audit conducted of which the Company has knowledge in relation to the current or prior business of the Company or any Subsidiary or any property or facility now or previously owned or leased by the Company or any Subsidiary.

         (b) For purposes of this Section 4.18, the following terms shall have the meanings set forth below:

         "Company" and "Subsidiary" shall include any entity which is a legal predecessor of the Company or any Subsidiary;

         "Environmental Laws" means any and all federal, state, local and foreign laws, judicial decisions, regulations, rules, judgments, orders, decrees, injunctions, permits, licenses, agreements and governmental restrictions or any agreement or contract with any governmental authority, relating to human health as it relates to hazardous materials, the environment or employee safety, or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive or reactive or otherwise hazardous substances, wastes or materials.

         Section 4.19. Assets. (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the assets, properties, rights and contracts, including (as applicable) title or leasehold thereto, of the Company and its Subsidiaries, taken as a whole, are sufficient to permit the Company and its Subsidiaries to conduct their business as currently being conducted. All material real property owned or leased by the Company and its Subsidiaries is owned or leased free and clear of all Liens, except for (i) Liens reflected or reserved against in the Company Balance Sheet or disclosed in the notes thereto,
(ii) taxes and general and special assessments not in default and payable without penalty or interest or (iii) Liens that do not materially adversely interfere with any present use of such property.

         (b) All aircraft, engines, spare engines and spare parts owned, leased or in the possession or control of the Company or any of its Subsidiaries are in sound operating condition, normal wear and tear excepted, except for those engines, spare engines and spare parts under repair or overhaul pursuant to the Company's FAA approved maintenance programs. A certificate of airworthiness for each aircraft of the Company has been duly issued pursuant to relevant federal aviation laws and is in full force and effect (except for the period of time any aircraft may be out of service and such certificate is suspended in connection therewith). Each aircraft owned by the Company is duly registered in the name of the Company in accordance with federal aviation laws, and is not registered under the laws of any other country. Each aircraft used by the Company but owned by a third party is duly registered in the name of such third party in accordance with all applicable federal aviation laws and the Company is authorized to use such aircraft under all applicable federal aviation laws.

         (c) Schedule 4.19 hereto sets forth a list of all owned and leased aircraft, or aircraft under contract for future purchase or lease, a description of the type and aircraft number of each such aircraft, the date the Company placed such aircraft in service or proposes to place such aircraft in service, the lease expiration date of such aircraft, and a notation as to whether the aircraft (i) is owned or leased; (ii) complies with Stage 3 noise level requirements of the Airport Noise and Capacity Act of 1990; and (iii) requires refitting or repair to bring it into compliance with any outstanding FAA aircraft requirements mandated by certain airworthiness directives promulgated by the FAA.

         Schedule 4.19 hereto also contains a list of all airline slots owned or leased by the Company or any of its Subsidiaries. No event has occurred which would subject any of such slots to recall by the FAA.

         Section 4.20. Labor Matters. (a) Schedule 4.20(a) identifies all collective bargaining agreements (including any side letter, supplemental agreement or memorandum of understanding) covering employees of the Company or its Subsidiaries (collectively, the "Collective Bargaining Agreements"). The Company has made available to Buyer copies of all such Collective Bargaining Agreements. The Company has informed Buyer of all material current proposals of the Company or any of its Subsidiaries in all ongoing negotiations with representatives of any unions representing pilots, flight attendants, or dispatchers, and all matters on which any tentative agreements have been reached in the course of such negotiations.

         (b)     (i)    There are no controversies pending or, to the best
         knowledge of the Company, threatened between the Company and any of its employees, which controversies have or could have a Material Adverse Effect;

                (ii) the Company has not breached or otherwise failed to comply in any material respect with any provision of any Collective Bargaining Agreement or other labor union contract applicable to persons employed by the Company, and there are no material grievances outstanding against the Company under any such agreement or contract;

               (iii) to the best knowledge of the Company, there is no petition pending before the National Mediation Board seeking certification of a labor representative with respect to any craft or class of employees of the Company of any of its Subsidiaries; and

                (iv) there is no strike, slowdown, work stoppage, labor action or lockout, or, to the best knowledge of the Company, threat thereof, by or with respect to any employees of the Company.

         (c) The consent of the labor unions which are a party to the Collective Bargaining Agreements is not required to consummate the Offer or the Merger.

         Section 4.21. Material Contracts. (a) From January 1, 1998 through the date hereof neither the Company nor any of its Subsidiaries has entered into any contract which, if entered into prior to January 1, 1998, would have been required to be disclosed in the Company 1997 10-K and which is material to the business or operations of the Company or its Subsidiaries or which has had a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party, is in breach of or default under any such contract or any contract filed as an exhibit (or incorporated by reference as an exhibit) to the Company 1997 10-K which is currently in effect (the "Material Contracts"), except for such breaches and defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         (b) Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other agreement or binding obligation which purports to limit in any material respect the manner in which, or the localities in which, the Company or any such Subsidiary is entitled to provide scheduled air transportation service.

         (c) As of the date hereof, the Company and its Subsidiaries have on firm order 38 undelivered aircraft. Since entering into the contract dated April 27, 1997, as amended on September 3, 1998, between the Company and Bombardier, Inc., the Company and its Subsidiaries have not exercised any of the options to acquire additional aircraft that are contained therein.

         (d) The CPTC Lease between the City of Atlanta and the Company, as amended by the letter agreement dated as of January 26, 1996, among the City of Atlanta, the Company and Valujet Airlines, pursuant to which the Company leases, among other things, thirteen gates on Concourse C at Hartsfield Atlanta International Airport for a term that does not expire before September 21, 2010
(x) is a valid and binding agreement of the parties thereto and (y) has not been amended or supplemented since January 26, 1996.

         Section 4.22. Insurance. Schedule 4.22 sets forth a complete and correct list of all material insurance policies (including premiums, policy limits, deductibles, type of coverage and similar information) providing coverage in favor of the Company or any of its Subsidiaries or any of their respective properties (including "all risk" and hull insurance policies). Except as could not reasonably be expected to have a Material Adverse Effect,

                 (i) all premiums (other than premiums paid or adjusted on a retrospective basis) with respect to such policies covering all periods up to and including the date hereof have been paid, no written notice of termination, cancellation or reservation of rights has been received with respect to any such policy and, to the knowledge of the Company, each such policy is in full force and effect;

                (ii) since the Balance Sheet Date, each of the Company and its Subsidiaries, as the case may be, has timely filed claims under such insurance policies with respect to all material matters and occurrences for which it believes it has coverage thereunder; and

               (iii) the Company and its Subsidiaries have complied with the terms of such policies in all material respects.

         Section 4.23. Year 2000 Compliance. The Company has conducted a review of each System used in the conduct of its business and operations to determine whether such System is Year 2000 Compliant, and is currently implementing a compliance plan that is intended to result in each System being Year 2000 Compliant in all material respects no later than January 1, 2000. Each action to have been taken prior to the date of this Agreement under such plan has been substantially completed and, as of the date of this Agreement, the Company has no knowledge indicating that any action to be taken under such plan after the date of this Agreement will be materially delayed or will fail to accomplish its purpose under the plan. "System" shall mean software, hardware, computers and devices with embedded electronics. A system is "Year 2000 Compliant" if it is able to accurately process date and time data from, into and between the years 1999 and 2000, and any other year in the 20th and 21st centuries.

         Section 4.24. Anti-takeover Statutes. Neither Section 14-2-1132 nor
Section 14- 2-1111 of the Georgia Law nor any other "fair price", "moratorium", "control share acquisition", "interested shareholder" or other similar antitakeover statute or regulation enacted under Georgia Law applicable to the Company or any of its Subsidiaries is applicable to the Merger or the other transactions contemplated hereby.

         Section 4.25. No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, neither the Company, either of its Subsidiaries nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company or either of its Subsidiaries.

                                    ARTICLE 5
                     Representations and Warranties of Buyer

         Buyer represents and warrants to the Company that:

         Section 5.01. Corporate Existence and Power. Each of Buyer and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business in all material respects as now conducted. Since the date of its organization, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

         Section 5.02. Corporate Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Buyer and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Buyer and Merger Subsidiary.

         Section 5.03. Governmental Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than

                 (i) the filing of a Certificate of Merger in accordance with Georgia Law;

                (ii) compliance with any applicable requirements of the HSR Act; and

               (iii) compliance with any applicable requirements of the Exchange Act.

         Section 5.04. Non-contravention. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby do not and will not

                  (a) contravene or conflict with the Certificate of Incorporation or bylaws of Buyer or Merger Subsidiary,

                  (b) assuming compliance with the matters referred to in
         Section 5.03, contravene or conflict with any provision of law, regulation, judgment, order or decree binding upon Buyer or Merger Subsidiary, or

                  (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or Merger Subsidiary or to a loss of any benefit to which Buyer or Merger Subsidiary is entitled under any agreement, contract or other instrument binding upon Buyer or Merger Subsidiary other than any such termination, cancellation, acceleration or loss which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer or Merger Subsidiary.

         Section 5.05. Disclosure Documents. (a) The information with respect to Buyer and its subsidiaries that Buyer furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement (if applicable), at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time the shareholders vote on adoption of this Agreement (if applicable), and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing thereof, at the time of any distribution thereof, and at the time of consummation of the Offer.

         (b) The Offer Documents, when filed, will comply as to form in all material respects with the applicable requirements of the Exchange Act and will not at the time of the filing thereof, at the time of any distribution thereof or at the time of consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, provided, that this representation and warranty will not apply to statements or omissions in the Offer Documents based upon information furnished to Buyer or Merger Subsidiary in writing by the Company specifically for use therein.

         Section 5.06. Finders' Fees. Except for Goldman, Sachs & Co., whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of its affiliates upon consummation of the transactions contemplated by this Agreement.


                                    ARTICLE 6
                            Covenants of the Company

         Section 6.01. Conduct of the Company. From the date hereof until the earlier of (x) the time designees of Buyer constitute a majority of the Company's Board and (y) the Effective Time, the Company and the Subsidiaries shall

                  (i) conduct their business in the ordinary course consistent with past practice and shall use reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees;

                  (ii) use all reasonable efforts to keep all material property and equipment useful and necessary in their business in good working order and condition;

                  (iii) continue, in respect of all aircraft, engines and spare parts intended for use in its operations, their maintenance programs consistent with past practice (except as required or permitted by applicable law), including using reasonable best efforts to keep all such aircraft in such condition as may be necessary to enable the airworthiness certification of such aircraft under the Federal Aviation Act to be maintained in good standing at all times; and

                  (iv) at all times up to and including the Effective Time, except to the extent not available on commercially reasonable terms, maintain their existing insurance coverage of all types, including (but not limited to) "all risk", hull and property damage, in effect or procure substantially similar substitute insurance policies with financially sound and reputable insurance companies in at least such amounts and against such risks as are currently covered by such policies.

Without limiting the generality of the foregoing, from the date hereof until the earlier of (x) the time designees of Buyer constitute a majority of the Company's Board and (y) the Effective Time, the Company will not, and will cause its Subsidiaries not to, in either case without Buyer's prior written consent, which consent shall not be unreasonably withheld:

          (a) adopt or propose any change in their respective organizational documents (including bylaws);

          (b)   except pursuant to existing agreements or arrangements

                 (i) acquire (by merger, consolidation or acquisition of stock or assets) any material corporation, partnership or other business organization or division thereof, or sell, lease or otherwise dispose of a material subsidiary or a material amount of assets or securities;

                (ii) other than in the ordinary course of business, consistent with past practice, make any investment in an amount in excess of $250,000 in the aggregate whether by purchase of stock or securities, contributions to capital (other than contributions to capital of a wholly-owned Subsidiary) or any property transfer, or purchase for an amount in excess of $250,000 in the aggregate, any property or assets of any other individual or entity;

               (iii) waive, release, grant or transfer any rights of material value, including any routes or slots to which the Company has a right on the date hereof;

                (iv) license (as licensor), dispose of, assign, transfer or encumber any intellectual property;

                 (v) modify or change in any material respect any existing material license, lease, contract, or other document;

                (vi)   enter into any material agreement;

               (vii) except to refund or refinance commercial paper, incur, assume or prepay an amount of long-term or short-term debt (including leases, financings, general airport revenue bonds, special revenue bonds and special facility bonds) in excess of $2,000,000 in the aggregate;

              (viii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person which are in excess of $250,000 in the aggregate;

                (ix) make any loans to any other person which are in excess of $250,000 in the aggregate; or

                 (x) authorize any capital expenditures which individually are in excess of $500,000 or in the aggregate are in excess of $10,000,000, in either case other than ordinary course capital expenditures in connection with (A) engine overhauls; (B) the Company's Hartsfield Atlanta International Airport Concourse C renovations, provided that representatives of Buyer and the Company will meet as soon as practicable after the date hereof (1) to review the status of the renovations and the remaining work to be done in order to complete the renovations and (2) to consider whether alterations to such renovations are appropriate, taking into account the Company's operational needs and contractual obligations; (C) increases in inventory in connection with additions to the Company's regional jet fleet and (D) momentary acquisitions of equity interests in regional jet aircraft pursuant to sale-leaseback transactions on terms consistent with past practice;

         (c) (i) acquire or lease any aircraft other than pursuant to contracts or agreements in effect as of the date hereof, (ii) exercise any options to acquire any additional aircraft under contracts and agreements in effect as of the date hereof; (iii) enter into, or commit to enter into, any new contract or agreement with respect to the acquisition or lease of additional aircraft, or
(iv) except as otherwise disclosed on Schedule 6.01(c)(iv), agree or commit to accelerate the delivery of, or agree to materially delay or defer the delivery of, aircraft for which contracts or commitments exist, or exercise any right of substitution of different aircraft models under any contract or arrangement or
(v) operate any aircraft configured with in excess of 70 passenger seats;

         (d) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (other than (x) regular quarterly dividends not in excess of $0.115 per Share, and (y) cash dividends and distributions by a wholly owned Subsidiary of the Company to the Company or to a Subsidiary all of the capital stock which is owned directly or indirectly by the Company) or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of its Subsidiaries;

         (e) enter into any agreement or arrangement that limits or otherwise restricts the Company, any Subsidiary or any of their respective affiliates or any successor thereto or that could, after the Effective Time, limit or restrict the Surviving Company, any Subsidiary thereof or any of their affiliates, from engaging or competing in any line of business or in any location, which agreement or arrangement would be material to the business of the Company and its Subsidiaries or the business of Buyer or any of Buyer's subsidiaries (assuming the Merger had taken place), in either case taken as a whole;

         (f) except as otherwise disclosed on Schedule 6.01(f), adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer or employee, or (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate (excluding increases arising pursuant to the Collective Bargaining Agreements) do not result in a material increase in benefits or compensation expense to the Company) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the removal of existing restrictions in any benefit plans or agreements);

         (g) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory in any material manner or write-off of notes or accounts receivable in any material manner;

         (h) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the consolidated financial statements of the Company or incurred in the ordinary course of business, consistent with past practices;

         (i) make any federal or material state tax election or settle or compromise any material income tax liability controversy;

         (j) take any action other than in the ordinary course of business and consistent with past practices with respect to accounting policies or procedures or except as required by generally accepted accounting principles or Regulation S-X under the Exchange Act;

         (k) except as previously approved by the Buyer, enter into any new or amended contract, agreement, side letter or memorandum of understanding with any unions representing employees of the Company or its Subsidiaries;

          (l)   agree or commit to do any of the foregoing; or

         (m) take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time.

         Section 6.02. Shareholder Meeting; Proxy Material. (a) Unless a vote shall not be required under Georgia Law, the Company shall cause a meeting of its shareholders (the "Company Shareholder Meeting") to be duly called and held as soon as reasonably practicable following the consummation of the Offer for the purpose of voting on the approval and adoption of this Agreement and the Merger.

         In connection with such meeting, the Company (i) will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) will use its reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby (subject to fiduciary duties under applicable law) and (iii) will otherwise comply with all legal requirements applicable to such meeting.

         (b) The Company's Board shall recommend approval and adoption of this Agreement and the Merger by the Company's shareholders (the "Recommendation"), and neither the Company's Board nor any committee thereof shall amend, modify, withdraw, condition or qualify the Recommendation in a manner adverse to Buyer or take any action or make any statement inconsistent with the Recommendation unless

                 (i) the Company's Board determines in good faith, after consultation with outside legal counsel, that it must take such action(s) to comply with its fiduciary duties under applicable law;

                (ii) a Superior Proposal is pending at the time the Company's Board determines to take any such action(s); and

               (iii) the Company has provided reasonable prior notice advising Buyer that it intends to take such action.

         (c) Nothing contained in this Agreement shall prevent the Company's Board from complying with Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal.

         Section 6.03. Access to Information. (a) From the date hereof until the Effective Time, the Company will, upon reasonable advance notice and at reasonable times, give Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and its Subsidiaries and such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company and its Subsidiaries; provided that no investigation pursuant to this
Section 6.03, shall affect any representation or warranty given by the Company to Buyer hereunder.

         (b) Information obtained by Buyer pursuant to this Section 6.03 shall be subject to the provisions of the confidentiality agreement between the Company and Buyer, dated February 9, 1999 (the "Confidentiality Agreement"), which remains in full force and effect, but shall terminate upon the acceptance by Buyer for payment pursuant to the Offer of Shares in sufficient number to satisfy the Minimum Condition.

         Section 6.04. Other Offers. (a) Neither the Company nor any of its Subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or Subsidiaries to

                 (i) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any Third Party (as defined below) which constitutes or could reasonably be expected to lead to lead to

                       (A) any acquisition or purchase of 20% or more of the consolidated assets of the Company and its Subsidiaries or of over 20% of any class of equity securities of the Company or any of its Subsidiaries,

                       (B) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Third Party beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries,

                       (C) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company other than the transactions contemplated by this Agreement, or

                       (D) any other transaction the consummation of which would or could reasonably be expected to interfere with, prevent or materially delay the Merger or which would or could reasonably be expected to materially dilute the benefits to Buyer of the transactions contemplated hereby

         (collectively, "Acquisition Proposals");

                (ii) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any Third Party in connection with an Acquisition Proposal any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any Third Party (other than Buyer) to do or seek any of the foregoing;

               (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries;

except that the foregoing shall not prohibit the Company (either directly or indirectly through advisors, agents or other intermediaries) from

                 (x) furnishing information pursuant to an appropriate confidentiality letter (which the Company shall use all reasonable efforts to ensure will not be less favorable to the Company in any material respect than the Confidentiality Agreement) concerning the Company and its businesses, properties or assets to a Third Party who has made or is seeking to initiate discussions with respect to an Acquisition Proposal, and/or

                 (y) engaging in discussions or negotiations with such a Third Party who has made a bona fide Acquisition Proposal,

but, in either case, only to the extent the Company's Board reasonably believes in good faith, after consultation with an investment bank of nationally recognized reputation and outside legal counsel, that the Acquisition Proposal is bona fide and could reasonably lead to the delivery of a Superior Proposal and that such action by the Company's Board is required in order for it to comply with its fiduciary duties under applicable law.

         The Company will direct each of its officers, directors, investment bankers, attorneys, accountants, agents and other advisors and representatives and use its reasonable best efforts to cause them to comply with the terms of this Section 6.04(a).

         (b) The Company shall notify Buyer promptly (but in no event later than 24 hours) after receipt by the Company or any Subsidiary (or any of their respective directors, officers, agents or advisors), of any Acquisition Proposal, which notice shall be made orally and in writing, and shall indicate the identity of the offeror and the material terms and conditions of such Acquisition Proposal. The Company shall keep Buyer informed, on a reasonably current basis, of the status and material terms of any such Acquisition Proposal or request and the status of any negotiations or discussions.

         (c) Subject to the conditions described below in this Section 6.04(c), either the Company or Buyer may terminate this Agreement if the Company's Board shall have determined to approve or recommend an Acquisition Proposal after concluding that such Acquisition Proposal constitutes a Superior Proposal.

However, the Company may not exercise its right to terminate under this Section 6.04(c) (and may not enter into a binding written agreement with respect to such an Acquisition Proposal) unless

                  (1) the Company shall have provided to Buyer at least two business days' prior written notice that the Company's Board intends to terminate this Agreement pursuant to this Section 6.04(c), specifying the material terms and conditions of such Acquisition Proposal, and

                  (2) on or prior to such termination, the Company shall have paid to Buyer the Termination Fee (as defined below).

         Buyer may exercise its right to terminate under this Section 6.04(c) two business days after receiving the notice contemplated by this Section 6.04(c).

         In connection with the foregoing, the Company agrees that it will

                  (x) not enter into a binding agreement with respect to an Acquisition Proposal until at least the third business day after it has provided the notice to Buyer required hereby,

                  (y) consider in good faith any offer made by Buyer during that period; and

                  (z) notify Buyer promptly if its intention to enter into such an agreement shall change at any time after such notification.

          (d) As used in this Section, the following terms have the following meanings:

         "Third Party" means any person, corporation, entity or "group," as defined in Section 13(d) of the Exchange Act, other than Buyer or any of its affiliates.

         "Superior Proposal" means a bona fide, written Acquisition Proposal for at least a majority of the outstanding Shares of the Company that is on terms that a majority of the Company's Board determines in good faith, after consulting with an investment bank of nationally recognized reputation and its outside legal counsel, would result in a transaction, if consummated, that is more favorable to the Company's shareholders (in their capacities as shareholders) (other than Buyer and its affiliates), from a financial point of view.

         (e) The Company will immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company in connection with any of the foregoing to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party.

         Section 6.05. Notices of Certain Events. The Company shall promptly notify Buyer of:

         (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

         (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

         (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.13 or which relate to the consummation of the transactions contemplated by this Agreement.



                                    ARTICLE 7
                               Covenants of Buyer

         Section 7.01. Obligations of Merger Subsidiary. Buyer will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

         Section 7.02. Voting of Shares. Buyer agrees to vote all Shares beneficially owned by it in favor of adoption of this Agreement at the Company Shareholder Meeting.

         Section 7.03. Director and Officer Liability. (a) For six years after the Effective Time, and for so long thereafter as any claim asserted prior to such date has not been fully adjudicated, Buyer will cause the Surviving Company to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Articles of Incorporation and Bylaws of Merger Subsidiary in effect on the date hereof (which shall become the Articles of Incorporation and Bylaws of the Surviving Corporation pursuant to the Merger) and Buyer agrees to cause the provisions of such Articles of Incorporation and Bylaws, insofar as they relate to such matters, to continue in full force and effect for such period of time without any amendment thereof; provided that such indemnification and such obligation shall be subject to any limitation imposed from time to time under applicable law. Buyer guarantees irrevocably and unconditionally the obligations of the Surviving
Corporation under this paragraph (a) and such Articles of Incorporation and Bylaws.

         (b) For six years after the Effective Time, and for so long thereafter as any claim asserted prior to such date has not been fully adjudicated, Buyer will cause the Surviving Company to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policies on terms with respect to coverage and amount no less favorable than the aggregate coverage and amounts of such policies in effect on the date hereof.

         (c) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Buyer's option, Buyer, shall assume the obligations set forth in this Section 7.03 and all obligations under indemnity agreements with directors and executive officers of the Company. If such obligations are assumed by any such successors or assigns, Buyer will guarantee irrevocably and unconditionally the obligations of such successors and assigns under this Section 7.03 and such indemnity agreements.

         Section 7.04. Employee Benefits. During the period commencing on the Effective Time and ending on the second anniversary thereof, Buyer shall provide or cause to be provided to employees of the Company and its Subsidiaries salary and benefits no less favorable, in the aggregate, to the salary and benefits provided such employees immediately prior to the Effective Time (disregarding for this purpose any stock options or other equity-based compensation provided such employees prior to the Effective
Time).

         Section 7.05. Notices of Certain Events. Buyer shall promptly notify the Company of:

         (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

         (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement.


                                    ARTICLE 8
                       Covenants of Buyer and the Company

         Section 8.01. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement; provided that nothing in this Agreement shall oblige Buyer or the Company or any of its affiliates to agree to dispose of, agree to cease operating or agree to hold separate any business, properties or assets which are material to the business or operations, as such business or operations are currently conducted, of the Company and its Subsidiaries or of Buyer and its subsidiaries (including, in either case, without limitation, any gates at Hartsfield Atlanta International Airport).

         Section 8.02. Certain Filings. The Company and Buyer shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

         Section 8.03. Public Announcements. Buyer and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby.

         Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

         Section 8.05. Merger Without Meeting of Shareholders. If Buyer and its affiliates acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, then the parties hereto agree, at the request of Buyer, if then permitted under Georgia Law, to take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer without a meeting of shareholders of the Company.


                                    ARTICLE 9
                            Conditions to the Merger

         Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

         (a) if required by Georgia Law, this Agreement shall have been adopted by the shareholders of the Company in accordance with such law;

         (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

         (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and

         (d) Buyer or its affiliates shall have purchased Shares pursuant to the Offer in sufficient number to satisfy the Minimum Condition.


                                   ARTICLE 10
                                   Termination

         Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

          (a)   by mutual written consent of the Company and Buyer;

          (b)   by either the Company or Buyer,

                 (i) if Buyer shall not have purchased Shares pursuant to the Offer by August 31, 1999 (the "Expiration Date"); provided that (x) the right to terminate this Agreement under this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of such purchase to be made on or before the Expiration
         Date or (y) if the waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act shall expire or terminate less than ten business days prior to the Expiration Date, the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not become effective until the tenth business day following the Expiration Date; or

                (ii) if there shall be any law or regulation that makes consummation of the Offer or the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer, Merger Subsidiary or the Company from consummating the Offer or the Merger is entered and such judgment, injunction, order or decree shall become final and unappealable;

         (c)      by Buyer,

                 (i)   in accordance with Section 6.04(c);

         (ii) if the Company's Board shall or shall resolve to (x) not recommend, or withdraw its approval or recommendation of, the Offer, the Merger, this Agreement or any of the transactions contemplated thereby, (y) modify such approval or recommendation in a manner adverse to Buyer or Merger Subsidiary, or (z) approve, recommend or fail to take a position that is adverse to any proposed Acquisition Proposal;

               (iii) if the Company shall breach any of its obligations under
         Section 6.04; or

                (iv) if Buyer shall have terminated the Offer without purchasing any Shares thereunder or failed to purchase any Shares prior to the Expiration Date in accordance with the terms of this Agreement, in either case due to any event or circumstance that would result in a failure to satisfy any of the Offer conditions set forth in Annex I hereto; or

         (d)      by the Company,

                 (i)   in accordance with Section 6.04(c);

                (ii) if Buyer shall have failed to commence the Offer in accordance with the terms of this Agreement; or

               (iii) if Buyer shall have terminated the Offer without purchasing any Shares due to any event or circumstance, unless such termination shall have been caused by or resulted from the failure of the Company to perform in any material respect any material obligation contained in this Agreement.form in any material respect any material obligation contained in this Agreement.

The party desiring to terminate this Agreement pursuant to clauses (b), (c) or
(d) shall give written notice of such termination to the other party in accordance with Section 11.01.

         Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that termination of this Agreement shall be without prejudice to any rights any party may have hereunder against any other party for wilful breach of this Agreement. The agreements contained in Sections 6.03(b), 7.01, 7.03, 10.02, 11.04, 11.06, 11.07
and 11.09 shall survive the termination hereof.


                                   ARTICLE 11
                                  Miscellaneous

         Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

         if to Buyer or Merger
                 Subsidiary to:         Delta Air Lines, Inc.
                                        1030 Delta Boulevard
                                        Hartsfield Atlanta International Airport
                                        Atlanta, GA 30320-6001
                                        Facsimile: (404) 715-2106
                                        Att: Robert S. Harkey

                with copies to:         Davis Polk & Wardwell
                                        450 Lexington Avenue
                                        New York, NY 10017
                                        Facsimile: (212) 450-4800
                                        Att: Joseph Rinaldi

         if to the Company, to:         ASA Holdings, Inc.
                                        100 Hartsfield Centre Parkway
                                        Suite 800
                                        Atlanta, GA 30354-1356
                                        Facsimile: 404-209-1829
                                        Att: George F. Pickett

                with copies to:         Sullivan & Cromwell
                                        125 Broad Street
                                        New York, NY 10004
                                        U.S.A.
                                        Facsimile: (212) 558-3588
                                        Att: John Evangelakos

                            and         Altman, Kritzer & Levick, P.C.
                                        6400 Powers Ferry Road, N.W.
                                        Suite 224
                                        Atlanta, GA 30339
                                        Facsimile: (770) 303-1135
                                        Att: Craig H. Kritzer, Esq.

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

         Section 11.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

         Section 11.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided that (1) after such time that designees of Buyer constitute a majority of the Company's Board, such amendment or waiver shall be approved by a majority of the Independent Directors (if any Independent Directors are on the Company's Board at such time) and (2) after the adoption of this Agreement and approval of the Merger by the shareholders of the Company, no such amendment or waiver shall, without the further approval of such shareholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, (ii) any term of the Articles of Incorporation of the Surviving Company or (iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         Section 11.04. Fees and Expenses. (a) Except as provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         (b) The Company agrees to pay Buyer in immediately available funds a termination fee of $5,000,000 (the "Termination Fee") if:

                 (i) this Agreement is terminated by Buyer pursuant to clause
         (i), (ii) or (iii) of Section 10.01(c);

                (ii) this Agreement is terminated by the Company pursuant to clause (i) of Section 10.01(d);

               (iii) within 6 months after termination of this Agreement pursuant to Section 10.01(b)(i), the Company enters into an agreement to consummate an Acquisition Proposal with any Third Party and such Acquisition Proposal shall subsequently be consummated.

         (c) The Company acknowledges that the agreements contained in this Section are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to this Section and, in order to obtain such payment, the other party commences a suit which results in a judgment against the Company for the fee or fees and expenses set forth in this Section, the Company shall also pay to Buyer its costs and expenses incurred in connection with such litigation.

         Section 11.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase Shares pursuant to the Offer, but any such transfer or assignment will not relieve Buyer of its obligations hereunder or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer. Any other purported assignment, delegation or transfer shall be null and void.

         Section 11.06. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Georgia, except the conflicts of laws provisions thereof.

         Section 11.07. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Georgia or in any Georgia state court located in Fulton County, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

         Section 11.08. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

         Section 11.09. Entire Agreement; Third Party Beneficiaries. This Agreement (including the Disclosure Schedules and the Confidentiality Agreement constitute the entire agreement among Buyer, Merger Subsidiary and the Company with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among Buyer, Merger Subsidiary and the Company with respect to the subject matter hereof. Except as set forth in
Section 7.03, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         Section 11.10. Definitions. Each of the following terms is defined in the Section set forth opposite such term:



Term                                                   Section

Acquisition Proposal                                    6.04(a)
affiliate                                               1.03(a)
Articles of Merger                                      2.01(b)
Balance Sheet                                           4.09(a)
Balance Sheet Date                                      4.09(a)
Buyer                                                  Recitals
Collective Bargaining Agreements                        4.20(a)
Company                                                Recitals
Company Disclosure Documents                            4.10(a)
Company Permits                                         4.08(a)
Company Proxy Statement                                 4.10(a)
Company Securities                                      4.05
Company Shareholder Meeting                             6.02(a)
Company Stock Option Plan                               2.05(a)
Company 10-K                                            4.07(a)
Company 1997 10-K                                       4.06(a)
Company 10-Q                                            4.07(a)
Company's Board                                        Recitals
Confidentiality Agreement                               6.03(b)
Dissenting Shares                                       2.04(a)
Effective Time                                          2.01(b)
Employee Plans                                          4.15(a)
Environmental Laws                                      4.18(b)
ERISA Affiliate                                         4.15(a)
ERISA                                                   4.15(a)
Exchange Act                                            4.03
Exchange Agent                                          2.03(a)
Expiration Date                                        10.01(b)
FAA                                                     4.03
Georgia Law                                             2.01(a)
HSR Act                                                 4.03
Independent Directors                                   1.03(a)
Lien                                                    4.04(e)
Material Adverse Effect                                 4.01
Material Contracts                                      6.03
Merger                                                  2.01(a)
Merger Consideration                                    2.02(b)
Merger Subsidiary                                      Recitals
Minimum Condition                                       1.01(a)
Offer                                                   1.01(a)
Offer Documents                                         1.01(b)
Person                                                  2.03(c)
Recommendation                                          6.02(b)
Schedule 13E-3                                          1.01(b)
Schedule 14D-1                                          1.01(b)
Schedule 14D-9                                          1.02(b)
SEC                                                     1.01(a)
Shares                                                 Recitals
Subsidiary                                              4.06(a)
Subsidiary Securities                                   4.06(b)
Superior Proposal                                       6.04(c)
Surviving Company                                       2.01(a)
Termination Fee                                        11.04(b)
Third Party                                             6.04(c)


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                               ASA HOLDINGS, INC.




                               By: /s/ George F. Pickett
                                   -------------------------------------------
                                   Name: George F. Pickett
                                   Title: Chairman and Chief Executive Officer



                               DELTA AIR LINES, INC.


                               By: /s/ Maurice W. Worth
                                   -------------------------------------------
                                   Name: Maurice W. Worth
                                   Title: Chief Operating Officer



                               DELTA SUB, INC.


                               By: /s/ Edward H. West
                                   -------------------------------------------
                                   Name: Edward H. West
                                   Title: Vice President and Treasurer

                                                                       ANNEX I


      Notwithstanding any other provision of the Offer, Buyer and Merger Subsidiary shall not be required to accept for payment or pay for any Shares, and may terminate the Offer, if

      (x) the Minimum Condition (as defined in the Merger Agreement) has not been satisfied by August 31, 1999,

      (y) the applicable waiting period under the HSR Act shall not have expired or been terminated by the expiration date of the Offer, or

      (z) at any time on or after the date of the Merger Agreement and prior to the acceptance for payment or payment of Shares, any of the following conditions exist:

      (a) there shall be instituted or pending any action, suit, investigation or proceeding by any government or governmental authority or agency, domestic or foreign, before any court or governmental authority or agency, domestic or foreign,

               (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares pursuant to the Offer or the consummation of the Merger, seeking to obtain material damages in connection with the transactions contemplated by the Offer or the Merger;

              (ii) seeking to restrain, prohibit or terminate the Company's or, as a result of the transactions contemplated by this Agreement, Buyer's ownership, operation or lease (or that of their respective subsidiaries or affiliates) of any business, properties or assets which are material to the business or operations, as such business or operations are currently conducted, of the Company and its Subsidiaries or of Buyer and its subsidiaries (including, in either case, without limitation, any gates at Hartsfield Atlanta International Airport), as the case may be, or to compel the Company or, as a result of the transactions contemplated by this Agreement, Buyer or any of their respective subsidiaries or affiliates to dispose of, cease operating or hold separate any business, properties or assets which are material to the business or operations, as such business or operations are currently conducted, of the Company and the Subsidiaries or of Buyer and its subsidiaries (including, in either case, without limitation, any gates at Hartsfield Atlanta International Airport), as the case may be;

             (iii) seeking to impose limitations on the ability of Buyer or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Buyer or any of its subsidiaries or affiliates on all matters properly presented to the Company's shareholders; or

              (iv) seeking to require divestiture by Buyer or any of its subsidiaries or affiliates of any Shares; or

               (v) that otherwise, in the judgment of Buyer, is likely to have a Material Adverse Effect (as defined in the Merger
         Agreement); or

      (b) there shall be in effect any judgment, decree or order of any court or governmental authority or agency, domestic or foreign, or any other legal restraint,

               (i) which makes illegal, delays materially or otherwise restrains or prohibits the Offer, the acceptance for payment of or payment for some or all of the Shares pursuant to the Offer or the consummation of the Merger, or imposes material damages in connection with the transactions contemplated by the Offer or the Merger;

              (ii) which restrains, prohibits or terminates the Company's or, as a result of the transactions contemplated by this Agreement, Buyer's ownership, operation or lease (or that of their respective subsidiaries or affiliates) of any business, properties or assets which are material to the business or operations, as such business or operations are currently conducted, of the Company and its Subsidiaries or of Buyer and its subsidiaries (including, in either case, without limitation, any gates at Hartsfield Atlanta International Airport), as the case may be, or which compels the Company or, as a result of the transactions contemplated by this Agreement, Buyer or any of their respective subsidiaries or affiliates to dispose of, cease operating or hold separate any business, properties or assets which are material to the business or operations, as such business or operations are currently conducted, of the Company and the Subsidiaries or of Buyer and its subsidiaries (including, in either case, without limitation, any gates at Hartsfield Atlanta International Airport), as the case may be;

             (iii) imposes limitations on the ability of Buyer or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Buyer or any of its subsidiaries or affiliates on all matters properly presented to the Company's shareholders;

              (iv) requires divestiture by Buyer or any of its subsidiaries or affiliates of any Shares;

               (v) that otherwise, in the judgment of Buyer, is likely to have a Material Adverse Effect; or

      (c) there shall be any statute, rule, regulation, injunction, order or decree enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger that, in the judgment of Buyer, is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

      (d) there has been any event, occurrence or development or state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement); or

      (e) the Company shall have breached or failed to perform or comply with in any material respect any of its covenants or agreements under the Merger Agreement, or any of the representations or warranties of the Company set forth in the Merger Agreement shall not be true in any material respect when made or at any time prior to consummation of the Offer as if made at and as of such time (except as to any representation or warranty which speaks as of a specific date, which must be untrue in any material respect as of such date); or

      (f) the Company shall have entered into, or shall have publicly announced its intention to enter into, an agreement or an agreement in principle with respect to any Acquisition Proposal; or

      (g) the Company's Board shall or shall resolve to (x) not recommend, or withdraw its approval or recommendation of, the Offer, the Merger, the Merger Agreement or any of the transactions contemplated thereby, (y) modify such approval or recommendation in a manner adverse to Buyer or Merger Subsidiary, or (z) approve, recommend or fail to take a position that is adverse to any proposed Acquisition Proposal; or

      (h) a tender or exchange offer for more than 20% of the Shares shall have been made by a Third Party, or it shall have been publicly disclosed or Buyer shall have otherwise learned that

               (i) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired or made a bona fide proposal to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company (including the Shares) other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the Commission on the date of the Merger Agreement, or

              (ii) any such person or group which, prior to the date of the Merger Agreement, had filed such a Schedule with the Commission shall have acquired or proposed to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, constituting 10% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares) constituting 10% or more of any such class or series or

             (iii) any person or group shall have entered into a definitive agreement or an agreement in principle with respect to a merger, consolidation or other business combination with the Company; or

      (i) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of Buyer in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

       The foregoing conditions are for the sole benefit of Buyer and Merger Subsidiary and may, subject to the terms of the Agreement, be waived by Buyer and Merger Subsidiary in whole or in part at any time and from time to time in their discretion. The failure by Buyer or Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the Effective Time.